Exhibit 99.1

TRICO BANCSHARES ANNOUNCES QUARTERLY CASH DIVIDEND

PRESS RELEASE	Contact: Peter G. Wiese
FOR IMMEDIATE RELEASE	Executive Vice President & CFO
(530) 898-0300

CHICO, CA – (August 13, 2019) – The Board of Directors of TriCo Bancshares (NASDAQ: TCBK), parent company of Tri Counties Bank, declared a quarterly cash dividend of $0.22 (twenty-two cents) per share on its common stock, no par value on August 8, 2019. The dividend is payable on September 27, 2019 to holders of record as of September 13, 2019. The Company has consistently declared a quarterly cash dividend since 1989 and has a history of periodically increasing its quarterly cash dividend. This dividend declaration represents nearly a 16% increase over the $0.19 cash dividend paid in each of the previous three quarters and a 29% increase as compared to the $0.17 cash dividend paid in September of 2018.

Established in 1975, Tri Counties Bank is a wholly-owned subsidiary of TriCo Bancshares (NASDAQ: TCBK) headquartered in Chico, California, providing a unique brand of customer Service with Solutions available in traditional stand-alone and in-store bank branches in communities throughout Northern and Central California. Tri Counties Bank provides an extensive and competitive breadth of consumer, small business and commercial banking financial services, along with convenient around-the-clock ATM, online and mobile banking access. Brokerage services are provided by the Bank’s investment services through affiliation with Raymond James Financial Services, Inc. Visit www.TriCountiesBank.com to learn more.